Exhibit 4.12

AGREEMENT OF TRANSFER

BETWEEN

UNITED BANK 401(k) PLAN

AND

PEOPLE’S UNITED BANK, N.A. 401(k) EMPLOYEE SAVINGS PLAN

WHEREAS, People’s United Bank, National Association (the “Bank”), and its corporate predecessors have maintained a tax-qualified savings plan for the benefit of the employees of the Bank and some of its affiliates, which plan has been amended and restated from time to time (the “People’s Plan”); and

WHEREAS, United Bank (“United”) previously established the United Bank 401(k) Plan, which plan has been amended and restated from time to time and terminated effective October 27, 2019 (the “United Plan”); and

WHEREAS, the People’s Plan and the United Plan have always constituted and have always been intended to constitute tax-qualified plans meeting the requirements of Section 401(a) of the Internal Revenue Code, as amended from time to time (the “Code”) and other requirements applicable to such plans under ERISA; and

WHEREAS, as a result of the merger of United with and into the Bank, as of November 1, 2019, the Bank became successor employer to United and successor sponsor of the United Plan; and

WHEREAS, certain Inactive Participants in the United Plan have outstanding participant loans; and

WHEREAS, the United Plan and the People’s Plan permit plan participants to continue the payment of participant loans after termination of employment; and

WHEREAS, the Bank desires to allow Inactive United Plan Participants with outstanding participant loans the opportunity to continue repayment of such loans after the United Plan has been fully distributed through a trustee to trustee transfer of the account balances of these participants to the People’s Plan; and

WHEREAS, certain Inactive United Plan participants with outstanding participant loans have consented to the transfer of their account balance under the United Plan to the People’s Plan (the “United Plan Loan Participants”); and

WHEREAS, the Bank’s management level HR Administrative Committee has approved the transfer of the account balances of the United Plan Loan Participants from the United Plan and corresponding Trust to the People’s Plan and corresponding Trust (the “Transfer”).

NOW, THEREFORE, the account balances of the United Plan Loan Participants under the United Plan shall transfer to the People’s Plan as follows:

1. The account balances of the United Plan Loan Participants under the United Plan shall be transferred to the equivalent accounts under the People’s as soon as administratively feasible following the effective date of this Agreement (the “Transfer Date”).

2. The Transfer shall not be applied to result in the receipt by a United Plan Loan Participant immediately after the Transfer (if the People’s Plan is then terminated) of a benefit which is less than the benefit to which he would have been entitled under the terminated United Plan immediately before the Transfer. It is intended that the Transfer and any amendments to the United Plan and the People’s Plan with regard to the Transfer satisfy the terms of Sections 401(a)(12), 411(d)(6) and 414(l)(1) of the Internal Revenue Code and regulations thereunder.

3. The assets transferred from the United Plan shall be accepted by the People’s Plan and related Trust in accordance with the terms of the People’s Plan and Trust and such reasonable arrangements for transition and investment or reinvestment as may be made between or among the Bank and, to the extent applicable, the third party administrator of the People’s Plan, any third party administrator of the United Plan, and the respective trustees of the People’s Plan Trust and the United Plan Trust. In any event, the assets so transferred, together with the assets of the People’s Plan Trust, shall be available to pay all benefits payable under the People’s Plan on or after the Transfer Date.

4. Separate counterparts of this Agreement may be executed and delivered, each of which shall be deemed an original instrument, but all of such counterparts together shall constitute but one and the same Agreement.

IN WITNESS WHEREOF, and to memorialize the Transfer evidenced hereby, the parties hereto have caused this Agreement of Transfer to be executed by duly authorized Officers.

PEOPLE’S UNITED BANK, N.A., AS PLAN
SPONSOR OF THE PEOPLE’S UNITED BANK,
N.A. 401(k) EMPLOYEE SAVINGS PLAN

By:	/s/ John P. Barnes
John P. Barnes
Its Chief Executive Officer

Date:	September 12, 2021

PEOPLE’S UNITED BANK, N.A., AS PLAN
SPONSOR OF THE UNITED BANK 401(k)
PLAN

By:	/s/ John P. Barnes
John P. Barnes
Its Chief Executive Officer

Date:	September 12, 2021

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